Exhibit 10.2

TRANSITION AGREEMENT

October 1, 2026

David T. Johnson

Dear David:

This letter agreement (this “Transition Agreement”) sets forth the terms and conditions of the transition of your duties as Chief Financial Officer of American Vanguard Corporation (the “Company”) and the separation of your employment with the Company following the Transition Periods described below.

1. Employment Period.

(a) For the period commencing on the effective date of the appointment of your successor as the Company’s Chief Financial Officer (the “Effective Date”) and continuing through September 30, 2027 or any earlier termination of your employment with the Company pursuant to the terms of this Transition Agreement (your “Separation Date”), you agree to continue to remain in employment with the Company (such period of time, the “Employment Period”). For the portion of the Employment Period from the Effective Date through the last day of the month in which the filing of the Company’s Annual Report on Form 10-K for its 2026 fiscal year with the Securities and Exchange Commission occurs (the “CAO Transition Date,” and such period, the “First Transition Period”) or, if earlier, your Separation Date, you will serve as the Company’s Chief Accounting Officer and the Company will pay you a salary at an annualized rate of $463,840 (to be paid in installments in accordance with the Company’s regular payroll practices). For any portion of the Employment Period following the CAO Transition Date through the Separation Date (the “Second Transition Period”), you will remain an employee of the Company in a non-executive capacity, serving in the position of Financial Consultant, and the Company will pay you a salary at a monthly rate of $20,834 (to be paid in installments in accordance with the Company’s regular payroll practices).

(b) Provided that you remain employed with the Company through the date such bonus is paid, you will be considered for an annual bonus for the Company’s 2026 fiscal year determined based on your current target annual bonus level (60% of your base salary from the Company) and as adjusted for actual performance for the fiscal year and such other factors as may be considered by the Compensation Committee of the Company’s Board of Directors (the “Committee”, and such adjustments to your target bonus amount to be consistent with the Committee’s determination of bonuses for such fiscal year for its executive officers generally). You will not be entitled to any annual bonus with respect to your employment during the Company’s 2027 fiscal year. You will also not be entitled to any new equity award or other long-term incentive after the Effective Date.

(c) During the Employment Period, you will continue to be eligible to participate in the Company’s employee benefit plans generally available to salaried employees in the U.S., subject to the terms of such plans as in effect from time to time.

(d) Your employment with the Company will terminate on the last day of the Employment Period, and you hereby irrevocably resign on such date as an officer, employee and director of (and in any and all other capacities with) the Company and each subsidiary of the Company, and as a fiduciary of any benefit plan of the Company or any subsidiary of the Company. You agree that you will promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation and remove yourself as a signatory on any accounts maintained by the Company or any of its subsidiaries (or any of their respective benefit plans).

(e) Your coverage under the Company’s group healthcare insurance plan will end at the end of the month in which the last day of the Employment Period occurs; provided, however, that you will be eligible to continue healthcare coverage for you and your eligible dependents under the Company’s group health insurance plans in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that you make a timely election for COBRA coverage.

(f) You hereby waive any right that you may have to claim “Good Reason” (or similar) circumstances giving you any right to severance, accelerated vesting, or other benefits (under the Company’s Severance Pay Plan for Senior Executive Employees (the “Executive Severance Plan”), your Change of Control Agreement (as defined below), or otherwise) with respect to any of the matters set forth herein (including, without limitation, the changes in your position and your compensation as provided in this Section 1). You agree that you are not (and you will not be) entitled to severance benefits under any plan, policy or arrangement of the Company or any of its Affiliates (as such term is defined below) except as expressly set forth in Section 3 of this Transition Agreement.

(g) You hereby agree that as of the Effective Date, other than the payments described in this Transition Agreement, you have been paid all compensation and benefits due from the Company and each of its Affiliates (as such term is defined below), and that all payments due to you from the Company or any of its Affiliates after the Effective Date shall be determined under this Transition Agreement. You further agree that as of the Effective Date, you have submitted for reimbursement all reimbursable business expenses in accordance with the Company’s reimbursement policies. As used in this Transition Agreement: (i) the term “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; (ii) the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person; and (iii) the term “person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

2. Equity Awards. The Company previously granted you stock option and stock unit awards that remain outstanding and unvested as of the Effective Date (all such Company equity awards together, your “Equity Awards”). Your Equity Awards will vest during the Employment Period in accordance with the terms and conditions applicable to such awards. At the end of the Employment Period, all of your Equity Awards that are then outstanding and have not vested in accordance with their terms (and after giving effect to any accelerated vesting of such awards in connection with the termination of your employment pursuant to the Executive Severance Plan or the Change of Control Agreement, if applicable) shall terminate and you will have no further right in or with respect to any such terminated Equity Awards.

3. Termination.

(a) Your employment with the Company, and the Employment Period, (i) may be terminated at any time by you with at least ten (10) days advance notice to the Company, (ii) shall automatically terminate on your death, (iii) may be terminated at any time by the Company for Cause (as such term is defined in the Executive Severance Plan), (iv) may be terminated at any time by the Company without Cause with at least ten (10) days advance notice to you, and (v) if not previously terminated, will automatically terminate on September 30, 2027.

(b) Upon the termination of your employment with the Company in any circumstances (the date of any such termination, your “Termination Date”), you will be entitled to payment of (i) any of your base salary from the Company that had accrued but had not been paid (including accrued and unpaid vacation time, subject to the Company’s vacation policies in effect from time to time) on or before your Termination Date; and (ii) any reimbursement due to you for expenses reasonably incurred by you on or before the Termination Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(c) In addition, in the event that either (i) your employment with the Company terminates pursuant to a Qualified Termination (as defined in the Executive Severance Plan) prior to September 30, 2027 or (ii) your employment with the Company continues through September 30, 2027 and terminates on that date pursuant to clause (v) of Section 3(a) above, and provided in either case that you execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit A (with such changes as the Company may reasonably require to such form consistent with the purposes and intent of such form and to help ensure its enforceability in light of any changes in applicable law, rules or regulations) within twenty-one (21) days after your Termination Date (or forty-five (45) days if such longer period of time is required to make the release maximally enforceable under applicable law), and provided you do not revoke such release within any revocation period provided by applicable law, you will be entitled to receive the severance benefits set forth in Section 3 of the Executive Severance Plan; provided, however, that you and the Company agree that your Severance Period (as defined in the Executive Severance Plan) shall be 18 months, and your Severance Pay (as defined in the Executive Severance Plan) shall equal one and one-half (1.5) times the sum of (x) your annual base salary in effect on the date hereof (which is $463,840) and (y) your average annual cash incentive compensation for the three-year period consisting of the Company’s fiscal years 2024 (which is $250,000), 2025 (which is $222,138), and 2026 (which shall include $250,000 for retention and success bonuses awarded during the fiscal year plus your short-term incentive compensation when finally determined by the Committee for the fiscal year); provided, further, that in the event your Termination Date occurs during 2026, your average annual cash incentive compensation for purposes of the foregoing clause (y) shall be $157,379.33 (which represents your average annual cash incentive compensation for fiscal year 2023 (which is $0) and for fiscal years 2024 and 2025 as set forth above).

(d) Notwithstanding the foregoing, if (i) a Change of Control (as defined in the Amended and Restated Change of Control Severance Agreement between you and the Company, dated September 21, 2021 (the “Change of Control Agreement”)) occurs during the Employment Period and (ii) you are entitled to severance benefits pursuant to the Change of Control Agreement in connection with a termination of your employment with the Company after the Change of Control, you will be entitled to the severance benefits provided in the Change of Control Agreement and not the severance benefits provided in Section 3(c) above and the Executive Severance Plan.

4. Non-Disclosure Agreement. You shall, and you acknowledge that you will, comply with your continuing obligations to the Company under the terms of your Non-Disclosure Employment Agreement, dated as of November 10, 2008 (the “Non-Disclosure Agreement”).

5. Governing Law. This Transition Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California without reference to the principles of conflicts of law of the State of California or any other jurisdiction that would result in the application of the laws of a jurisdiction other than the State of California, and where applicable, the laws of the United States. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Transition Agreement) will be commenced or maintained in any state or federal court located in California, California, and you and the Company hereby submit to the jurisdiction and venue of any such court.

6. General.

(a) Your employment with the Company is on an at-will basis and may be terminated by the Company or by you at any time, for any reason (or for no reason), in accordance with Section 3 of this Transition Agreement.

(b) No provision of this Transition Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the party against whom such modification, waiver or discharge is sought to be enforced. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Transition Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) It is the desire and intent of the parties hereto that the provisions of this Transition Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Transition Agreement shall be adjudicated by a court of competent jurisdiction or determined by an arbitrator to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Transition Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Transition Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Transition Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Transition Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(d) The terms of this Transition Agreement (including the Executive Severance Plan and the Change of Control Agreement, to the extent referred to herein), and the Non-Disclosure Agreement (as well as, as to the outstanding Equity Awards, the award agreements applicable to such Equity Awards) are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, with respect thereto. The parties further intend that this Transition Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Transition Agreement. In the event of a conflict or inconsistency between this Transition Agreement, on the one hand, and the Executive Severance Plan or the Change of Control Agreement, on the other hand, this Transition Agreement shall control.

(e) This Transition Agreement shall be construed and interpreted consistent with, and to avoid any tax, penalty or interest under, Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. The payments and benefits referenced and provided for in this Transition Agreement are subject to all applicable withholding requirements. Except for the Company’s withholding right, you will be solely responsible for any and all taxes that may be due with respect to the payments and benefits referenced and provided for in this Transition Agreement.

(f) Except as otherwise expressly provided herein, any notice provided for in this Transition Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, five (5) days after deposit in the U.S. mail, and one (1) day after deposit with a reputable overnight courier service.

if to the Company:

American Vanguard Corporation

15440 Laguna Canyon Road, Suite 100

Irvine, CA 92618

Attention: Chief Legal Officer

if to you, to your address most recently on file in the payroll records of the Company.

(g) Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.

(h) This Transition Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Transition Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Transition Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Transition Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i) This Transition Agreement may be signed and/or transmitted by facsimile, e-mail of a .PDF, .TIF, .GIF, .JPG or similar attachment or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), it being understood that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. You further consent and agree that (a) to the extent you sign this Transition Agreement using electronic signature technology, by clicking “sign” (or similar acknowledgement of acceptance), you are signing such agreement electronically, and (b) electronic signatures appearing on this Transition Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures. Photographic copies of any signed counterparts (including electronic signatures) of or to this Transition Agreement may be used in lieu of the originals for any purpose.

(j) This Transition Agreement is personal to you and shall not be assignable by you. This Transition Agreement shall be binding upon your heirs, executors, administrators and other legal representatives. In the event you die prior to receiving the full amount of the payments due to you pursuant to this Transition Agreement, any remaining payments due to you shall be paid to your estate. The Company may assign its rights and obligations under this Transition Agreement, and this Transition Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Transition Agreement by operation of law or otherwise.

(k) Any amounts awarded or payable pursuant to this Transition Agreement are subject to the terms of the Company’s clawback policy as required by Section 954 of the Dodd-Frank Act, as well as any similar provisions of applicable law. You agree to comply with, and promptly repay to the Company any amounts that are required to be repaid pursuant to, such policy; provided, that, you shall be treated no less favorably under any such applicable policy than other executive officers of the Company are treated as to the same underlying circumstance(s).

(l) The parties hereto agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Transition Agreement and which are not inconsistent with its terms.

Please sign and date the enclosed duplicate copy where indicated below to acknowledge that you have read and agree to this Transition Agreement and its terms, and return the signed copy to [Shirin Khosravi – Chief Human Resources Officer]. This Transition Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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I have read the foregoing Transition Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 1st day of October 2026, at Irvine, California.
DAVID T. JOHNSON

/s/ DAVID T. JOHNSON

EXECUTED this 9th day of October 2026, at Irvine, California.
"Company"
AMERICAN VANGUARD CORPORATION

/s/ TIMOTHY J. DONNELLY
By: Timothy J. Donnelly
Its: Chief Legal Officer

EXHIBIT A

FORM OF GENERAL RELEASE AGREEMENT

1. Release. [____________] (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue American Vanguard Corporation (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 3(c) or Section 3(d), as applicable, of the Transition Agreement dated as of [__________], 2026 by and between the Company and Executive (the “Transition Agreement”); (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to applicable law, the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; or (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2. Acknowledgement of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately [____] days of pay) and salary for the current pay period, Executive acknowledges that the Executive has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus, incentive or other wages), and usual benefits through the date of this Agreement.

3. Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that the Executive later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Agreement, Executive will receive consideration beyond that which he was already entitled to receive before executing this Agreement;

(b) Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) Executive was given a copy of this Agreement on [_________, 202__], and informed that he or she had [twenty-one (21)] days within which to consider this Agreement and that if he or she wished to execute this Agreement prior to the expiration of such [21]-day period he or she will have done so voluntarily and with full knowledge that Executive is waiving his or her right to have [twenty-one (21)] days to consider this Agreement; and that such [twenty-one (21)] day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such [twenty-one (21)] day period after Executive received it;

(d) Executive was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention [_____________]), [Address], so that it is received within the seven-day period following execution of this Agreement by Executive.

(e) Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5. No Transferred Claims. Executive represents and warrants to the Company that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

6. Return of Property. Executive represents and covenants that he or she has returned to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates (as defined in the Transition Agreement) that were in Executive’s possession, subject to Executive’s control or held by Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any of its Affiliates during the course of Executive’s employment or property or equipment that Executive otherwise possessed, including any keys, credit cards, office or telephone equipment, computers (and any software, power cords, manuals, computer bag and other equipment that was provided to Executive with any such computers), tablets, smartphones, and other devices. Executive acknowledges that Executive is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company or any of its Affiliates. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to Executive following the date of the termination of Executive’s employment.

7. Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a) Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b) Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c) Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

(d) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(e) Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f) Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(g) Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“EXECUTIVE”

[Name]

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“COMPANY”

AMERICAN VANGUARD CORPORATION

By:

[Name]

[Title]